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                          JPS AUTOMOTIVE PRODUCTS CORP.

                                       and

                               JPS AUTOMOTIVE L.P.

                                 as Co-Obligors


                                  $180,000,000
                          11-1/8% SENIOR NOTES due 2001


                         --------------------------------

                          SECOND SUPPLEMENTAL INDENTURE

                             Dated January 28, 2000

                         Effective as of January 1, 2000

                         --------------------------------



                ------------------------------------------------


                       State Street Bank and Trust Company


                ------------------------------------------------


                                Successor Trustee


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

         THIS SECOND SUPPLEMENTAL INDENTURE (the "Supplemental Indenture"), dated January 28, 2000, by and among JPS Automotive L.P., a Delaware limited partnership ("JPS Partners"), JPS Automotive Products Corp., a Delaware corporation wholly owned by JPS Partners ("JPS Automotive"), PACJ, Inc., a Delaware corporation ("PACJ") and State Street Bank and Trust Company, as successor trustee (the "Trustee").

         WHEREAS, JPS Automotive, JPS Partners and Shawmut Bank Connecticut National Association, as trustee executed an indenture, dated as of June 28, 1994 (the "Original Indenture"), relating to $180 million principal amount of the 11-1/8% Senior Notes due 2001 of JPS Automotive (the "Senior Notes"), and a First Supplemental Indenture, dated October 5, 1994 (the "First Supplemental Indenture");

         WHEREAS, pursuant to Section 9.01(a) of the Original Indenture, JPS Automotive, JPS Partners and PACJ desire to amend Section 9.01(c) of the Original Indenture to cure a potential ambiguity, defect and inconsistency;

         WHEREAS, pursuant to Section 5.01 and Section 10.02 of the Original Indenture, JPS Automotive may merge with another Person upon the compliance with certain conditions, including, among other things, that the surviving entity, if other than JPS Partners, assumes all of the obligations of JPS Partners under the Notes and the Original Indenture pursuant to a supplemental indenture;

         WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of January 1, 2000, between JPS Partners and PACJ, JPS Partners has agreed to merge with and into PACJ under the name "JPS Automotive, Inc." (the "Merger");

         WHEREAS, in order to facilitate the Merger, JPS Partners, JPS Automotive, PACJ and the Trustee desire to amend the Original Indenture as required by Section 5.01 and Section 10.02, which amendment, pursuant to Section
9.01 of the Original Indenture, does not require the consent of the Holders of the Senior Notes;

         NOW, THEREFORE, in consideration of the mutual premises and covenants set forth herein, the parties agree as follows:

         1. Definitions. Except as otherwise provided herein, all terms used herein which are defined in the Original Indenture shall have the meanings assigned to them therein.

         2. Amendment to Section 1.01. The definition of "Continuing Directors" is hereby amended in its entirety to read as follows:

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

                  "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of JPS Automotive or of JPS Automotive, Inc. who (i) was a member of such Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to such Board of Directors with the affirmative vote of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

         3. Amendment to Section 9.01. Section 9.01(c) is hereby amended and restated as follows:

                  (c) to provide for the assumption of JPS Automotive, Inc.'s or the Guarantor's obligations to the Holders of the Notes in the case of a merger, consolidation or sale of all or substantially all of the Company's, JPS Automotive, Inc.'s or the Guarantor's assets pursuant to Section 4.16, Article 5 or
                  Section 10.02 hereof;

         4. Assumption of Obligations. PACJ hereby assumes all of the obligations of JPS Partners under the Notes and, as supplemented and amended hereby and by the First Supplemental Indenture, the Original Indenture, which obligations JPS Partners assumed pursuant to the First Supplemental Indenture. JPS Automotive acknowledges that it is not released from such obligations under the Notes and the Original Indenture, as it has been amended and supplemented.

         5. Ratification of Original Indenture. The Original Indenture, as previously supplemented and as supplemented and amended hereby, is in all respects ratified and confirmed. The Original Indenture as so supplemented and amended shall be read, taken and construed as one and the same instrument.

         6. Effective Date. The effective date of this Supplemental Indenture and the amendments, assumptions of liabilities and ratifications contained herein and contemplated hereby shall be January 1, 2000.

         7. Counterparts. This Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which together shall constitute one instrument.

         8. Governing Law. This Supplemental Indenture shall be deemed to be a contract under the internal laws of the State of New York and for all purposes shall be construed in accordance with the laws of such state.

         9. Trustee. The Trustee accepts the modifications of the Trust effected by this Second Supplemental Indenture, but only upon the terms and conditions set forth in the Original Indenture. Without limiting the generality of the foregoing, the Trustee assumes no responsibility for the correctness of the recitals herein contained, which shall be taken as the statements of JPS

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

Automotive and JPS Partners and PACJ, and the Trustee shall not be responsible or accountable in any way whatsoever for or with respect to the validity or execution or sufficiency of this Second Supplemental Indenture, and the Trustee makes no representation with respect thereto.


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

         IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the day and year first above written.

                                     JPS AUTOMOTIVE PRODUCTS CORP.



                                     By: /s/ Eugene A. White
                                         -------------------------------

                                     Name: Eugene A. White
                                     Title: Vice President-Taxes



                                     JPS AUTOMOTIVE L.P.
                                     By:  PACJ, Inc., its General Partner



                                     By: /s/ Eugene A. White
                                         -------------------------------
                                     Name: Eugene A. White
                                     Title: Vice President-Taxes



                                     PACJ, INC.



                                     By: /s/ Eugene A. White
                                         -------------------------------

                                     Name: Eugene A. White
                                     Title: Vice President-Taxes



                                     STATE STREET BANK AND TRUST
                                     COMPANY
                                     as Trustee


                                     By: /s/ E. C. Hammer
                                         -------------------------------

                                     Name: Elizabeth C. Hammer
                                     Title: Vice President


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